Exhibit 1

                                                                  Execution Copy



                               EXCHANGE AGREEMENT



         This EXCHANGE AGREEMENT, dated as of June 22, 2004 (the "Agreement"), is entered into by and among Bookham Technology plc, a public limited company incorporated under the laws of England and Wales (the "Company"), and Nortel Networks Optical Components Limited, a company incorporated under the laws of England and Wales (the "Investor").

                                    Recitals

         WHEREAS, the Investor holds the Company's Series A Senior Unsecured Note due 2007 in an aggregate principal amount of $20,000,000 (the "Series A Note");

         WHEREAS, it is contemplated that the Company will effect a reincorporation in the United States pursuant to a scheme of arrangement (the "Scheme of Arrangement") in which a newly formed Delaware corporation ("Newco") will become the parent of the Company.

         WHEREAS, the Investor desires on the effective date of the Scheme of Arrangement to surrender for exchange and the Company desires to cause Newco to issue a Series A-1 Convertible Note due 2007 in an aggregate principal amount of $20,000,000 in the form attached as Exhibit A (the "Series A-1 Note") in exchange for the Company's Series A Note.

         WHEREAS, the Company desires on the effective date of the Scheme of Arrangement to assign the Relationship Deed (as defined below) to Newco in the form attached as Exhibit B (the "Deed of Assignment").

         NOW THEREFORE, in consideration of the mutual covenants contained herein and for other valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

         1. AGREEMENT TO EXCHANGE NOTE.

         Pursuant to the terms and conditions set forth in this Agreement, at the Closing (as defined below), the Investor agrees to surrender to Newco the Series A Note, and the Company agrees to cause Newco to accept such note and, in exchange therefor, issue to the Investor the Series A-1 Note.

         2. CLOSING, DELIVERY.

         2.1 Closing. The closing of the transactions contemplated by Section 1 above and Section 3.2 below (the "Closing") shall take place at 10:00 a.m. New York time on the effective date of the Scheme of Arrangement at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, Massachusetts 02109 or such other time and place as the parties may agree; provided, however, that the Investor shall have received written notice of the effective date of the Scheme of Arrangement at least ten (10) business days prior to such date.

         2.2 Delivery. At the Closing, subject to the terms and conditions hereof, the Investor shall deliver to Newco the Series A Note and, in exchange therefor, the Company shall cause Newco to issue and deliver to the Investor the Series A-1 Note.

         2.3 Retirement. The Series A Note shall, once surrendered to Newco for exchange in accordance with this Agreement, be forthwith retired and canceled.

         3. RELATED AGREEMENTS.

         3.1 Registration Rights. The parties hereby agree to amend the Registration Rights Agreement dated November 8, 2002 among Nortel Networks Corporation, certain of its subsidiaries and the Company (the "Registration Rights Agreement"), in accordance with and subject to the other provisions of this Section 3.1. The Company shall cause the shares of common stock of Newco issuable upon conversion of the Series A-1 Note (the "Conversion Shares") to have the rights of "Registrable Securities" under the Registration Rights Agreement. The Investor shall be deemed to be an Initial Shareholder under the Registration Rights Agreement and shall have all of the rights and obligations of a holder of Registrable Securities under the Registration Rights Agreement with respect to the Conversion Shares and Newco shall have the same rights and obligations with respect to the Conversion Shares under the Registration Rights Agreement as the does the Company with respect to the other Registrable Shares under the Registration Rights Agreement, including the indemnification and contribution obligations set forth in Section 2.8 of the Registration Rights Agreement; provided that Newco shall have the obligation (a) to file a registration statement to effect the registration of the resale of the Conversion Shares on a Shelf Registration Statement (as defined in the Registration Right Agreement) within 60 days of the date of a request of the Investor to file such a Shelf Registration Statement or, at the option of the Investor, and if permitted under the applicable rules and regulations of the Securities Exchange Commission, to include, at the request of the Investor, the resale of the Conversion Shares on the Shelf Registration Statement on Form F-3 (File No. 333-103913) previously filed by the Company or any successor registration statement thereto, (b) to use its best efforts to cause any such Shelf Registration Statement to be declared effective by the date that is 150 days after the date of any such request and (c) to use its best efforts to keep any such Shelf Registration Statement effective until the second anniversary of the Closing (subject to the extension of such period for each day that (i) Newco fails to obtain or maintain the effectiveness of such Shelf Registration Statement, (ii) a Shelf Registration Suspension (as defined in the Registration Rights Agreement) is in effect and (iii) the Investors are restricted from selling securities pursuant to Section 2.4(a) of the Registration Rights Agreement). For the avoidance of doubt, the parties agree that the shares of common stock of Newco to be issued to the Investor and its affiliates as part of the Scheme of Arrangement shall be "Registrable Securities" under the Registration Rights Agreement. In furtherance of the foregoing, the Company agrees, as reasonably practicable following consummation of the Scheme of Arrangement, to cause the Shelf Registration Statement on Form F-3 (File No. 333-103913) referred to above to be converted into a similar registration statement of Newco or to cause Newco to file such other registration statement on the appropriate form with the Securities and Exchange Commission, in each case covering the resale of such shares.

         3.2 Relationship Deed. The parties hereby agree to amend the Relationship Deed dated November 8, 2002 among Nortel Networks Corporation, certain of its subsidiaries and the Company (the "Relationship Deed") by the addition of the words "(which shall for these purposes include any cancellation of their Ordinary Shares)" after the word "vary" in the sixth line of Clause 3 of the Relationship Deed. The parties also hereby agree and consent that at Closing the benefit of the Relationship Deed will be assigned to Newco pursuant to the Deed of Assignment.

         4. REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

         4.1 Authorization. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Company has and Newco shall have all requisite corporate power and authority to execute and deliver any and all instruments necessary or appropriate in order to effectuate fully the terms and conditions contained herein and all related transactions and to perform their respective obligations hereunder. This Agreement has been duly authorized by all necessary action on the part of the Company, has been duly executed and delivered by the Company, and constitutes the valid and legally binding obligation of the Company enforceable in accordance with its terms and conditions. The authorization, issuance, execution, exchange and delivery of the Series A-1 Note has been, or prior to the Closing shall have been, duly authorized by all requisite corporate action on the part of the Company and Newco.

         4.2 Valid Issuance of the Conversion Shares. The Conversion Shares, when issued upon conversion of the Series A-1 Note in accordance with its terms, will be duly and validly issued, fully paid and non-assessable and, assuming the accuracy of the Investor's representations in this Agreement at the time of each such issuance, issued in compliance with all applicable securities laws.

         4.3 No Conflicts; Approvals and Consents. (a) Neither the execution or delivery by the Company of this Agreement, the consummation of the transactions contemplated hereby, nor the compliance by the Company and Newco with any of the provisions hereof will (i) conflict with, violate or result in the breach of, any provision of the certificate of incorporation or by-laws or other organizational documents of the Company or Newco; (ii) conflict with, violate, or result in the breach by the Company or Newco of any applicable law; (iii) conflict with, violate, result in the breach or termination of, or constitute a default or give rise to any right of termination or acceleration or right to increase the obligations or otherwise modify the terms under any contract, agreement or understanding to which the Company or Newco is a party or by which the Company, Newco or any of their assets is bound; or (iv) result in the creation of any lien upon any of the assets of the Company or Newco, in each case, with respect to the foregoing, except for such conflicts, violations, breaches, terminations, defaults, rights or liens that have not had and would not reasonably by expected to have, individually or in the aggregate, a material adverse effect on the Company or Newco.

                  (b) No consent, approval or authorization of, permit from, or declaration, filing or registration with, any governmental authority or any other person is required to be made or obtained by the Company or Newco in connection with the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, except where the failure to obtain such consent, approval, authorization or permit, or to make such declaration, filing or registration, has not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Company or Newco.

         5. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.

         The Investor hereby represents and warrants to the Company as follows:

         5.1 Investment. The Investor is acquiring the Series A-1 Notes and the Conversion Shares for its own account for investment and not with a view to, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the same.

         5.2 Authority. The Investor has full power and authority to enter into and to perform this Agreement in accordance with its terms. Such Investor has not been organized, reorganized or recapitalized specifically for the purpose of investing in Newco.

         5.3 Experience. The Investor has reviewed the representations concerning the Company and Newco contained in this Agreement, and has made inquiry concerning the Company and Newco, their respective businesses and personnel; the officers of the Company have made available to such Investor any and all written information which he, she or it has requested and have answered to such Investor's satisfaction all inquiries made by such Investor; and such Investor has sufficient knowledge and experience in finance and business that it is capable of evaluating the risks and merits of its investment in Newco and such Investor is able financially to bear the risks thereof.

         5.4 Accredited Investor. The Investor is an "accredited investor" within the meaning of Regulation D under the United States Securities Act of 1933.

         5.5 Ownership. The Investor has good and marketable title to the Series A Note to be tendered by it at the Closing free and clear of any and all liens, encumbrances or adverse claims of any kind whatsoever as of the Closing.

         6. MISCELLANEOUS.

         6.1 Parties in Interest. All covenants, agreements, representations, warranties and undertakings in this Agreement made by and on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

         6.2 Amendments and Waivers. Except as set forth in this Agreement, changes in or additions to this Agreement may be made, or compliance with any term, covenant, agreement, condition or provision set forth herein may be omitted or waived (either generally or in a particular instance and either retroactively or prospectively), upon the written consent of (i) the Company, and (ii) the Investor.

         6.3 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York (without reference to the conflicts of law provisions thereof).

         6.4 Notices. All notices, requests, consents, and other communications under this Agreement shall be in writing and shall be deemed delivered (i) two business days after being sent by registered or certified mail, return receipt requested, postage prepaid or (ii) one business day after being sent via a reputable nationwide overnight courier service guaranteeing next business day delivery, in each case to the intended recipient as set forth below:

                  (a) If to the Company, at Bookham Technology plc, 90 Milton Park, Abingdon, Oxfordshire, OX14 4RY, United Kingdom, Attention: Philip Davis, Esq., General Counsel, or at such other address or addresses as may have been furnished in writing by the Company to the Investor, with a copy to Thomas S. Ward, Esq., Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109; and

                  (b) If to the Investor, at Nortel Networks Corporation, 8200 Dixie Road, Brampton, ON L6T 5P6, Canada, Attention: Secretary, with a copy to Robert Fishman, Nortel Networks Corporation, 2221 Lakeside Boulevard, Mail Stop 991-14-B40, Richardson, TX 75082-4399.

                  (c) Any party may give any notice, request, consent or other communication under this Agreement using any other means (including, without limitation, personal delivery, messenger service, telecopy, first class mail or electronic mail), but no such notice, request, consent or other communication shall be deemed to have been duly given unless and until it is actually received by the party for whom it is intended. Any party may change the address to which notices, requests, consents or other communications hereunder are to be delivered by giving the other parties notice in the manner set forth in this Section.


         6.5 Entire Agreement. This Agreement and the exhibits hereto together with any other agreement referred to herein constitute the entire agreement among the Company and the Investor with respect to the subject matter hereof. This Agreement supersedes all prior agreements between the parties with respect to the note purchased hereunder and the subject matter hereof.

         6.6 Termination. If the effective date of the Scheme of Arrangement shall not have occurred by December 31, 2004, the Agreement shall terminate and be of no further force and effect.

         6.7 Severability. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision.

         6.8 Counterparts; Facsimile Signatures. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one and the same document. This Agreement may be executed by facsimile signatures.

         6.9 Legends. It is understood that the Series A-1 Note and certificates evidencing the Conversion Shares shall bear a legend substantially in the following form and such other legends that may be required under the laws of any applicable jurisdiction:

                  "The security represented by this instrument has not been registered under any applicable securities law. This security cannot be sold or otherwise transferred unless it is registered under the U.S. Securities Act of 1933 or the borrower is furnished with an acceptable opinion of counsel that an exemption from registration is available.

                  This note has not been qualified by the filing of a prospectus under applicable Canadian securities laws. By its acceptance of this note, the holder represents that it is an accredited investor, as such term is defined in Ontario Securities Commission rule 45-501, and agrees that this note is not being acquired with a view to distribution."

                     [SIGNATURE PAGE TO EXCHANGE AGREEMENT]

         IN WITNESS WHEREOF, this Exchange Agreement has been executed by the parties hereto as of the day and year first written above



                                COMPANY:

                                BOOKHAM TECHNOLOGY PLC


                                By:    /s/ Philip Davis
                                   -----------------------------------------
                                Name:  Philip Davis
                                     ---------------------------------------
                                Title: General Counsel and Company Secretary
                                      --------------------------------------

                                INVESTOR:

                                NORTEL NETWORKS OPTICAL COMPONENTS LIMITED


                                By:     /s/ Claudio Morfe
                                   -----------------------------------------
                                Name:   Claudio Morfe
                                     ---------------------------------------
                                Title:  Director
                                      --------------------------------------

                                                                       Exhibit A

                                 SERIES A-1 NOTE

THE SECURITY REPRESENTED BY THIS INSTRUMENT HAS NOT BEEN REGISTERED UNDER ANY APPLICABLE SECURITIES LAW. THIS SECURITY CANNOT BE SOLD OR OTHERWISE TRANSFERRED UNLESS IT IS REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933 OR THE BORROWER IS FURNISHED WITH AN ACCEPTABLE OPINION OF COUNSEL THAT AN EXEMPTION FROM REGISTRATION IS AVAILABLE.

THIS NOTE HAS NOT BEEN QUALIFIED BY THE FILING OF A PROSPECTUS UNDER APPLICABLE CANADIAN SECURITIES LAWS. BY ITS ACCEPTANCE OF THIS NOTE, THE HOLDER REPRESENTS THAT IT IS AN ACCREDITED INVESTOR, AS SUCH TERM IS DEFINED IN ONTARIO SECURITIES COMMISSION RULE 45-501, AND AGREES THAT THIS NOTE IS NOT BEING ACQUIRED WITH A VIEW TO DISTRIBUTION.

              Series A-1 Senior Unsecured Convertible Note Due 2007

U.S $20,000,000                                                ___________, 2004

         7. General.

         7.1 _______________________, a Delaware corporation (the "Borrower"), for value received, hereby promises to pay, subject to the further provisions hereof, to Nortel Networks Optical Components Limited (the "Lender"), the principal amount of TWENTY MILLION U.S. DOLLARS (U.S.$20,000,000.00), as such principal amount may be reduced by prepayments pursuant to Section 2 and Section 3 of this Note (as defined below), on November 8, 2007 (such date, the "Maturity Date"), on presentation and surrender of this Note to the Borrower, in such coin or currency of the United States of America as at the time of payment shall be legal tender therein for the payment of public and private debts.

         7.2 The Borrower further agrees to pay interest on the outstanding principal amount hereof from time to time from the date hereof at the Interest Rate (as defined below), payable in arrears on each Interest Payment Date (as defined below) and on the Maturity Date; provided, however that on the first Interest Payment Date after the date hereof, the Borrower shall also pay to the Holder additional interest in an amount equal to $[insert amount accrued on the Series A Note from the last interest payment date under the Series A Note to the date of the issuance of the Series A-1 Note]. Interest shall be calculated on the basis of a 360-day year of twelve 30-day months.

         8. Voluntary Prepayment.

         This Note shall be prepayable, at the option of the Borrower, in whole or in part, on one or more occasions, on not less than two (2) Business Days (as defined below) and not more than twenty (20) days prior written notice to the Holder, at a price in cash equal to 100% of the outstanding principal amount to be prepaid, plus accrued and unpaid interest to such prepayment date.

         9. Mandatory Prepayment.

         9.1 Within one (1) Business Day after the consummation of any Qualified Financing (as defined below), the Borrower shall prepay in cash on a pro rata basis by wire transfer of immediately available funds the outstanding obligations under the Series A-1 Note in an amount equal to the Net Proceeds (as defined below) of such Qualified Financing to the extent such Net Proceeds constitute all or part of the Threshold Net Proceeds (as defined below).

         9.2 Within one (1) Business Day after the consummation of any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any unaffiliated third Person of any of the Collateral, the Borrower shall prepay on a pro rata basis by wire transfer of immediately available funds the outstanding obligations under the Series A-1 Note in an amount equal to the Net Proceeds of such sale, transfer or other disposition to the extent (i) such Net Proceeds constitute all or part of the Excess Asset Sale Proceeds (as defined below) and
(ii) such amount is not required to be applied to prepay the Series B Note; provided that the Borrower shall be entitled to delay any such prepayment until the aggregate amount of all such delayed prepayments exceeds U.S.$250,000, at which time any such delayed prepayments shall be made.

         9.3 Within one (1) Business Day after a Change of Control (as defined below) of the Borrower, the Borrower shall prepay the Series A Note in full at a price in cash equal to 100% of the outstanding principal amount, plus accrued and unpaid interest to such prepayment date.

         10. Replacement of Note.

         At the request of the Holder (as defined below) upon receipt by the Borrower of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Note and, in case of loss, theft or destruction, of indemnity reasonably satisfactory to it, or, in the case of mutilation, upon surrender and cancellation of this Note, and in all cases upon reimbursement to the Borrower of all reasonable expenses incidental thereto, the Borrower and the Guarantors shall make and deliver to the Holder a replacement Note of like tenor in lieu of this Note.

         11. Amendments, Modifications and Waivers.

         No covenant, agreement or condition contained in this Note may be amended or modified and no right hereunder may be waived (either generally or in a particular instance and either retroactively or prospectively) other than by a written instrument or agreement executed by the Holder and the Borrower. Any such amendment, modification or waiver shall be binding upon each present and future holder of this Note and upon the Borrower. Upon the request of the Borrower, the Holder shall submit this Note to the Borrower so that this Note be marked to indicate such amendment, modification or waiver, and any Note issued thereafter shall bear a similar notation referring to any such amendment, modification or continuing waiver.

         12. Existence; Conduct of Business.

         Each of the Borrower and the Guarantors shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, contracts, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names that are, in the Borrower's reasonable judgment, material to the conduct of its business.

         13. Guarantees.

         13.1 Each Guarantor hereby jointly and severally unconditionally guarantees, as a primary obligor and not merely as a surety, to the Holder the full and punctual payment when due, whether at the Maturity Date, by acceleration, by prepayment or otherwise, of all obligations of the Borrower under this Note, whether for payment of principal or interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) in respect of the Note and all other monetary obligations of the Borrower under this Note, whether for fees, expenses, indemnification or otherwise (all the foregoing being hereinafter collectively called the "Guaranteed Obligations"). Each Guarantor further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, pursuant to the terms of Section 5, without notice to or further assent from each such Guarantor, and that each such Guarantor shall remain bound under this Section 7 notwithstanding any extension or renewal of any Guaranteed Obligation.

         13.2 Each Guarantor waives presentation to, demand of payment from and protest to the Borrower of any of the Guaranteed Obligations and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. Each Guarantor waives notice of any default under this Note. The obligations of each Guarantor hereunder shall not be affected by (i) the failure of the Holder to assert any claim or demand or to enforce any right or remedy against the Borrower or any other Person (as defined below) under this Note or any other agreement or otherwise; (ii) any extension of the repayment terms of the Guaranteed Obligations; (iii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Note or any other agreement; (iv) the failure to perfect any security interest in, or the release of, any security held by the Holder for the Guaranteed Obligations or any of them; or (v) the failure of the Holder to exercise any right or remedy against any other Guarantor. In the event that there is a Change in Control with respect to any Guarantor, all obligations of such Guarantor hereunder shall be relieved in full and such Guarantor shall cease to be subject to any obligation hereunder or to be deemed a "Guarantor" upon the effectiveness of such Change in Control.

         13.3 Each Guarantor hereby waives any right to which it may be entitled to have its obligations hereunder divided among the Guarantors, such that such Guarantor's obligations would be less than the full amount claimed. Each Guarantor hereby waives any right to which it may be entitled to have the assets of the Borrower first be used and depleted as payment of the Borrower's or such Guarantor's obligations hereunder prior to any amounts being claimed from or paid by such Guarantor hereunder. Each Guarantor hereby waives any right to which it may be entitled to require that the Borrower be sued prior to an action being initiated against such Guarantor.

         13.4 Each Guarantor further agrees that its guarantee herein constitutes a guarantee of payment when due (and not a guarantee of collection) and waives any right to require that any resort be had by the Holder to any security held for payment of the Guaranteed Obligations.

         13.5 The obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (other than payment of the Guaranteed Obligations in full), including any claim of waiver, release, surrender, alteration or compromise of any Guaranteed Obligation, and shall not be subject to any defense of setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor herein shall not be discharged or impaired or otherwise affected by the failure of the Holder to assert any claim or demand or to enforce any remedy under this Note or any other agreement, by any waiver or modification of any provision thereof by any default, failure or delay, willful or otherwise, in the performance of the Guaranteed Obligations, or by any other act or omission or delay to do any other act that may or might in any manner or to any extent vary the risk of any Guarantor or that would otherwise operate as a discharge of any Guarantor as a matter of law or equity.

         13.6 Each Guarantor agrees that its guarantee shall remain in full force and effect until payment in full of all the Guaranteed Obligations. Each Guarantor further agrees that its guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of principal of or interest on any Guaranteed Obligation is rescinded or must otherwise be restored by the Holder upon the bankruptcy or reorganization of the Borrower or otherwise.

         13.7 In furtherance of the foregoing and not in limitation of any other right which the Holder has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower to pay the Guaranteed Obligation when and as the same shall become due, whether at maturity, by acceleration, by prepayment or otherwise, each Guarantor hereby promises to and shall, upon receipt of written demand by the Holder, forthwith pay, or cause to be paid, in cash, to the Holder an amount equal to the sum of (i) the unpaid amount of such Guaranteed Obligations and (ii) accrued and unpaid interest on such Guaranteed Obligations then due and owing (but only to the extent not prohibited by law).

         13.8 Each Guarantor agrees that it shall not be entitled to any right of subrogation in relation to the Holder in respect of any Guaranteed Obligations guaranteed hereby until payment in full of all Guaranteed Obligations. Each Guarantor further agrees that, as between it and the Holder,
(i) the maturity of the Guaranteed Obligations guaranteed hereby may be accelerated as provided in Section 9 for the purposes of any guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations guaranteed hereby, and
(ii) in the event of any declaration of acceleration of such Guaranteed Obligations as provided in Section 10, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by such Guarantor for the purposes of this Section 7.

         13.9 Each Guarantor also agrees to pay any and all costs and expenses (including reasonable attorneys' fees and expenses) incurred by the Holder in enforcing any rights under this Section 7.

         13.10 The Borrower shall cause each Subsidiary that (i) has not executed and delivered this Note "as Guarantor" and (ii) is or becomes a Principal Borrower Subsidiary to execute and deliver such instruments and do such acts as may be necessary for such Principal Borrower Subsidiary to become a Guarantor under this Section 7, including without limitation Bookham Technology plc.

         13.11 Upon request of the Holder, each Guarantor shall execute and deliver such further instruments and do such further acts as may be reasonably necessary or proper to carry out more effectively the purpose of this Note.

         13.12 In the case of any payments made by a Guarantor pursuant to this
Section 7, the following shall apply:

                  (a) All such payments shall be made to the Holder without withholding or deduction for, or on account of, Taxes (other than those withholdings or deductions to which payments by the Borrower are subject). In the event any withholding or deduction for Taxes is required by law or by the interpretation or administration thereof by the relevant governmental authority, such Guarantor shall pay such additional amounts as may be necessary in order that the net amounts received by the Holder after such withholding or deduction may not be less than the net amount that would have been received by the Holder from the Borrower.

                  (b) If the Holder is entitled to claim an exemption from, or a reduction of, any withholding or deduction for or on account of Taxes under any applicable law or treaty, the Holder hereby covenants and agrees that it will take all reasonably necessary steps to secure the benefit of such exemption or reduction. Further, if the Holder is entitled to claim a refund of any withholding or deduction of or on account of Taxes under any applicable law or treaty, the Holder hereby covenants and agrees that it will take all reasonably necessary steps to secure such refund, and (to the extent that such Guarantor has made a payment of an additional amount pursuant to this Section 7(l)) account for such refund to such Guarantor.

                  (c) If (and for so long as) the Holder fails to satisfy its obligations under clause (ii) of this Section 7(l), such Guarantor shall not be required to make any payments under this Section 7 to the extent that such payments could have been avoided if the Holder had complied with its obligations under clause (ii) of this Section 7(l). For example (and solely for purposes of illustration), if payments by such Guarantor are subject to a withholding tax of 15%, but under the applicable tax treaty the Holder is entitled to claim a reduction of withholding tax from 15% to 10%, then, if the Holder fails to comply with its obligations under clause (ii) of this Section 7(l), such Guarantor shall be obligated to make payments under clause (i) of this Section 7(l) on the reduced 10% withholding tax and shall have no obligation under clause (i) of this Section 7(l) with respect to the 5% withholding tax that could have been avoided if the Holder had complied with its obligations under clause (ii) of this Section 7(l).

         14. Conversion Rights.

         14.1 This Note shall be convertible into shares of common stock, $.01 par value per share, of the Borrower ("Common Stock") in accordance with and subject to this Section 8. An election to convert some or all of the principal amount of this Note shall be made by the Holder by providing written notice to the Borrower of the principal amount to be converted (provided that an election shall not be in an amount of less than US$5,000,000) at least five (5) trading days prior to the date of conversion. Each principal amount of this Note shall be convertible into a number of shares of Common Stock, equal to the Conversion Rate until 5:00 pm, New York City time, on the 365th day after the date hereof.

         14.2 The Borrower shall not issue any fractional shares upon conversion of the Note. Instead, the Borrower will pay to the Holder the value of any such fractional share. The value of a fractional share shall be determined, to the nearest 1/1,000th of a share, by multiplying the Conversion Price as of the date of such conversion by the fractional amount and rounding the product to the nearest whole cent.

         14.3 The Conversion Rate shall be adjusted to reflect fully the effect of any reclassification, stock split, consolidation, reverse split, stock dividend, reorganization or other like change with respect to the Common Stock.

         15. Events of Default.

         15.1 An "Event of Default" occurs if:

                  (a) any default shall be made in the payment of the principal of or cash interest on the Series A-1 Note, when and as the same shall become due and payable, whether at the due date thereof, upon acceleration thereof or otherwise;

                  (b) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity; provided that this clause (ii) shall not apply in the case of (A) voluntary or mandatory prepayments under the Series A-1 Note or the Series B Note that are paid in full when due or (B) any secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;

                  (c) an Event of Default (as defined in the Series B Note) occurs with respect to the Series B Note;

                  (d) the Borrower or any of its Subsidiaries defaults in any material respect in its obligations hereunder (other than any obligations for the payment of principal or interest) or in any of the Security Agreements; provided that such default shall not have been cured within twenty (20) Business Days after written notice of such default;

                  (e) the Borrower becomes subject to a Bankruptcy Event;

                  (f) (A) except as permitted by this Note, any of the Security Agreements or other documents delivered pursuant thereto shall be held in any judicial proceeding to be unenforceable or invalid, or shall cease for any reason to be in full force and effect and such default continues for twenty (20) Business Days after written notice, or (B) the Borrower or any Guarantor, or anyone acting on behalf of the Borrower or any Guarantor, shall deny or disaffirm its obligations under any of the Security Agreements or other documents delivered pursuant thereto.

         15.2 If an Event of Default occurs, then the Holder of this Note may, by written notice to the Borrower, declare this Note to be forthwith due and payable, whereupon this Note shall become forthwith due and payable, both as to principal and interest, without presentment, demand, protest, or other notice of any kind, all of which are hereby expressly waived.

         16. Notices of Material Events.

         16.1 The Borrower shall furnish the Holder written notice of the occurrence of any Event of Default or any development or circumstance that has, or could reasonably be expected to have, a Borrower Material Adverse Effect (as defined below) promptly upon the Borrower's obtaining knowledge thereof.

         16.2 Each notice delivered under this Section 9 shall be accompanied by a statement of an executive officer of the Borrower setting forth the details of the event, development or circumstance requiring such notice and any action taken or proposed to be taken with respect thereto.

         17. Extension of Maturity.

         Should the principal of and interest on this Note become due and payable on other than a Business Day, the maturity hereof shall be extended to the next succeeding Business Day, and interest shall be payable at the rate per annum herein specified during such extension.

         18. Successors and Assigns.

         The provisions of this Note shall be binding upon and inure to the benefit of the Borrower and the Guarantors and their respective successors and permitted assigns and the Holder of this Note and its successors and assigns. None of the obligations of the Borrower or any Guarantor hereunder may be assigned without the prior written consent of the Holder.

         19. No Waiver.

         Neither a failure nor a delay on the part of the Holder in exercising any right, power or privilege under this Note shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of the Holder herein expressly specified are cumulative and not exclusive of any other rights remedies or benefits which either may have under this Note at law, in equity, by statute or otherwise.

         20. Governing Law.

         THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. This Note was negotiated and executed in the State and County of New York. All actions, suits and proceedings arising out of relating to this Note shall be heard and determined exclusively in a New York state or federal court sitting in the County of New York, and the Holder, the Borrower and the Guarantors hereby irrevocably submit to the exclusive jurisdiction of such courts in any such action or proceeding and irrevocably agree to the laying of venue in such courts and waive the defense of an inconvenient forum to the maintenance of any such action, suit or proceeding.

         21. Titles and Subtitles.

         The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

         22. Definitions. As used in this Note, unless otherwise specified, the following terms have the meanings specified below:

         "Acquisition Agreement" means the Acquisition Agreement between Nortel Networks Corporation and Bookham Technology plc dated as of October 7, 2002 (as amended through the date hereof).

         "Bankruptcy Event" has the meaning set forth in the Acquisition Agreement.

         "Borrower" has the meaning set forth in Section 1(a).

         "Borrower Material Adverse Effect" means any long-term or short-term effect that is or is reasonably likely to be materially adverse to (i) the business, results of operations, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries, taken as a whole, or (ii) the ability of the Borrower and its Subsidiaries to perform their respective obligations under the Security Documents and the Supply Agreement between the Borrower and Nortel Networks Corporation dated as of the date hereof, but in each case shall not include any effect arising out of or resulting from (A) a change in general economic or financial conditions (provided that such changes do not affect the Borrower and its Subsidiaries, taken as a whole, in a materially disproportionate manner in comparison to other companies engaged in the same industry) or (B) a change, condition or circumstance in the industry in which the Borrower and its Subsidiaries operate (provided that such changes do not affect the Borrower and its Subsidiaries, taken as a whole, in a materially disproportionate manner in comparison to other companies engaged in the same industry); provided, however, that (1) any decrease in the market price or trading volume of the Borrower's securities or any shareholder litigation resulting therefrom shall not, in and of itself, constitute a Borrower Material Adverse Effect and (2) the failure of the Borrower to achieve internal or external financial forecasts or projections shall not, in and of itself, constitute a Borrower Material Adverse Effect.

         "Business Day" means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in New York, New York; London, England or Toronto, Ontario, Canada.

         "Change of Control" has the meaning set forth in the Acquisition Agreement.

         "Collateral" has the meaning set forth in the U.S. Security Agreement.

         "Control" or "Controlled" means, as to any Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

         "Conversion Price" means as of any date, ninety percent (90%) of the average of closing price per share of Common Stock on The NASDAQ National Market (or, if the Common Stock is not then traded on The NASDAQ National Market, the principal United States securities exchange or trading market where the Common Stock is then listed or trading) for the three (3) trading days preceding such date, but at no time less than $19.001 per share.

         "Conversion Rate" means a number of shares of Common Stock equal to the principal amount of the Note being converted divided by the Conversion Price, subject to adjustment as set forth in Section 8(c).

         "Equity Interest" of any Person means any and all common stock, preferred stock and any other class of capital stock of, and any partnership or limited liability company interests in, such Person or any other similar interests in such Person if such Person is not a corporation, partnership or limited liability company and includes any interest that is convertible into or exchangeable or exercisable for any Equity Interest and any other right to acquire any Equity Interest.

--------
1 Note to form: Assumes an exchange ratio of 1 share of common stock of the Borrower for every 10 ordinary shares of Bookham Technology plc in the Scheme of Arrangement and shall be adjusted accordingly to reflect the actual exchange ratio for the Scheme of Arrangement.

         "Excess Asset Sale Proceeds" means the Net Proceeds of all sales, transfers and other dispositions of Collateral consummated to the extent the aggregate of all such Net Proceeds exceeds $30,000,000.

         "Event of Default" has the meaning set forth in Section 9(a).

         "Guaranteed Obligations" has the meaning set forth in Section 7.

         "Guarantors" means (i) subject to the last sentence of Section 7(b), those Subsidiaries of the Borrower that have executed and delivered this Note on the date hereof "as Guarantor" and (ii) such other Affiliates of the Borrower that have guaranteed the Series A-1 Note pursuant to Section 7(j).

         "Highest Lawful Rate" means the maximum non-usurious rate of interest, as in effect from time to time, which may be charged, contracted for, reserved, received or collected by the Holder in connection with this Note under applicable law.

         "Holder" means the Person named as the Lender or such Person's permitted transferee or assign.

         "Indebtedness" means any obligation in respect of (i) borrowed money,
(ii) capitalized lease obligations, (iii) obligations under interest rate agreements and currency agreements, (iv) guarantees of any obligation of any third Person, (v) letters of credit and (vi) indemnities or performance bonds.

         "Interest Payment Date" means each February 8, May 8, August 8 and November 8 beginning on [insert August 8, 2004 or, if the closing of the Exchange Agreement occurs after such date, the first interest payment date to otherwise occur after the closing of the Exchange Agreement].

         "Interest Rate" means 4.00% per annum; provided that anything herein to the contrary notwithstanding, if during any period for which interest is computed hereunder, the amount of interest computed on the basis provided for in this Note, together with all fees, charges and other payments that are treated as interest under applicable law, as provided for herein or in any other document executed in connection herewith, would exceed the amount of such interest computed on the basis of the Highest Lawful Rate, neither the Borrower nor any Guarantor shall be obligated to pay, and the Holder shall not be entitled to charge, collect, receive, reserve or take, interest in excess of the Highest Lawful Rate, and during any such period the interest payable hereunder shall be computed on the basis of the Highest Lawful Rate.

         "Lender" has the meaning set forth in Section 1(a).

         "Material Indebtedness" means any Indebtedness of the Borrower or any of its Subsidiaries having an outstanding principal amount of at least U.S.$5,000,000, individually or in the aggregate, whether such Indebtedness now exists or shall hereafter be created.

         "Maturity Date" has the meaning set forth in Section 1(a).

         "Net Proceeds" means, with respect to the sale, transfer or other disposition of any asset, the issuance of any security or any financing, the aggregate amount of cash proceeds (including any other consideration that is converted into cash) therefrom, in each case net of any customary attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage and consultant fees actually incurred in connection, and contemporaneously, therewith.

         "Note" means this Note and any replacement Note executed and delivered by the Borrower and the Guarantors pursuant to Section 4 hereof.

         "Person" means any natural person, general or limited partnership, corporation, limited liability company, firm, association or other legal entity.

         "Principal Borrower Subsidiary" means any Subsidiary of the Borrower the assets of which have an aggregate fair market value equal to or greater than $1,000,000.

         "Qualified Financing" means any issuance by the Borrower or any of its Subsidiaries of any Equity Interests and any Indebtedness incurred by the Borrower or any of its Subsidiaries that is convertible into or exchangeable or exercisable for any Equity Interests.
         "Security Agreements" has the meaning set forth in the Acquisition Agreement.

         "Series A-1 Note" means the Series A-1 Note Senior Unsecured Convertible due 2007 of the Borrower with an original aggregate principal amount of U.S.$20,000,000.

         "Series B Note" means the Series B Senior Secured Note due 2005 of the Borrower with an original aggregate principal amount of U.S.$30,000,000.

         "Subsidiary" of any Person means any corporation, partnership, joint venture, limited liability company, trust or estate of which (or in which) more than 50% of (a) the issued and outstanding capital stock (or other Equity Interest) having ordinary voting power to elect a majority of the board of directors (or similar governing body) of such entity or (b) the interest in the capital or profits of such entity is at the time directly or indirectly owned or Controlled by such Person, by such Person and one or more of its other Subsidiaries or by one or more of such Person's other Subsidiaries.

         "Taxes" has the meaning set forth in the Acquisition Agreement.

         "Threshold Net Proceeds" means the excess over $100,000,000 of Net Proceeds of all Qualified Financings consummated after the date hereof.

         IN WITNESS WHEREOF, each of the Borrower and the Guarantors has duly executed and delivered this Note as of the date first written above.

                                   ________________________, as Borrower



                                   By:
                                      -----------------------------------
                                       Name:
                                       Title:


                                   BOOKHAM TECHNOLOGY PLC, as Guarantor


                                  By:
                                      -----------------------------------
                                       Name:
                                       Title:


                                   BOOKHAM US INC., as Guarantor


                                  By:
                                      -----------------------------------
                                       Name:
                                       Title:

                                   BOOKHAM ACQUISITION INC., as Guarantor


                                  By:
                                      -----------------------------------
                                       Name:
                                       Title:


                                   BOOKHAM (SWITZERLAND) AG, as Guarantor


                                  By:
                                      -----------------------------------
                                       Name:
                                       Title:

                                                                       Exhibit B



                                      DATED


                                ------------ 2004


                               DEED OF ASSIGNMENT


                                  relating to a




                                RELATIONSHIP DEED


                                     between




                             BOOKHAM TECHNOLOGY PLC


                                       and




                           NORTEL NETWORKS CORPORATION


                                       and




                                     OTHERS


                             WILMER CUTLER PICKERING
                                HALE AND DORR LLP

                                  Alder Castle
                                 10 Noble Street
                                 London EC2V 7QJ
                            Tel: +44 (0)20 7645 2400
                            Fax: +44 (0)20 7645 2424
                               Ref: 0107708/00189

THIS DEED  is dated [       ] 2004

PARTIES

(1) BOOKHAM TECHNOLOGY PLC, a company registered in England and Wales under number 2298887 whose registered office is at 90 Milton Park, Abingdon, Oxfordshire, OX14 4RY ("Bookham Plc"); and

(2) BOOKHAM TECHNOLOGY INC., a company incorporated in Delaware US whose registered office is at [ ] ("Bookham Inc.")

BACKGROUND

(A) This Deed is supplemental to an agreement dated November 8, 2002 and made between Bookham Plc, Nortel Networks Corporation ("Nortel") and others (the "Relationship Deed") for the purpose of regulating certain aspects of the on-going relationship between, inter alia, Bookham Plc and Nortel.

(B) Bookham Plc now wishes to assign the benefit of the Relationship Deed to Bookham Inc.

AGREED TERMS

         ASSIGNMENT

                           As from the effective date of the scheme of arrangement pursuant to which Bookham Plc will effect a reincorporation in the United States and Bookham Inc. will become the parent of Bookham Plc, Bookham Plc hereby assigns to Bookham Inc. the full benefit (subject to the burden thereof) of the Relationship Deed the terms of which shall apply mutatis mutandis as if Bookham Inc. had been a party to it in place of Bookham Plc.

         GOVERNING LAW AND JURISDICTION

1.1 This Deed and any disputes or claims arising out of or in connection with its subject matter are governed by and construed in accordance with the law of England.

1.2 The parties irrevocably agree that the courts of England have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this Deed.

This Deed executed as a deed and is delivered and takes effect on the date stated at the beginning of it.

Executed as a deed by BOOKHAM TECHNOLOGY PLC       ...........................
acting by [NAME OF FIRST DIRECTOR] and [NAME OF    Director
SECOND DIRECTOR/SECRETARY]
                                                   ...........................
                                                   Director/Secretary


Executed as a deed by BOOKHAM TECHNOLOGY INC.      ...........................
acting by [NAME OF FIRST DIRECTOR] and [NAME OF    Director
SECOND DIRECTOR/SECRETARY]
                                                   ...........................
                                                   Director/Secretary